CERTAIN INFORMATION IDENTIFIED

BY BRACKETED ASTERISKS ([* * *])

HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE

IT IS BOTH NOT MATERIAL AND WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.33

DATED THIS   7th           DAY OF    November            2020

Between

ARCTURUS THERAPEUTICS, INC.
as Company

and

ECONOMIC DEVELOPMENT BOARD
as Board

MANUFACTURING SUPPORT AGREEMENT

TABLE OF CONTENTS

CLAUSEHEADINGPAGE

1.DEFINITIONS and INTERPRETATION3

2.TERM LOAN FACILITY10

3.CONDITIONS PRECEDENT AND AVAILABILITY10

4.PURPOSE OF THE TERM LOAN FACILITY12

5.DRAWING OF THE TERM LOAN FACILITY12

6.AVAILABILITY OF TERM LOAN FACILITY13

7.INTEREST14

8.REPAYMENT14

9.PAYMENT PROVISIONS14

10.PREPAYMENT AND CANCELLATION14

11.LOAN FORGIVENESS16

12.AUDIT RIGHTS16

13.WARRANTIES AND REPRESENTATIONS17

14.AFFIRMATIVE UNDERTAKINGS19

15.NEGATIVE UNDERTAKINGS21

16.EVENTS OF DEFAULT21

17.NOTICES24

18.WAIVER NOT TO PREJUDICE RIGHT OF BOARD25

19.INDULGENCE OF THE BOARD26

20.SEVERABILITY26

21.GOVERNING LAW26

22.ENFORCEMENT26

23.NO SET-OFF BY THE COMPANY27

24.MISCELLANEOUS27

THIS MANUFACTURING SUPPORT AGREEMENT (this "Agreement") is made on 2020

BETWEEN:

(1)	ARCTURUS THERAPEUTICS, INC., a Delaware corporation (Delaware file no.: 5285465) located at 10628 Science Center Drive, Suite 250, San Diego, California 92121, USA, as the company (the "Company"); and

(2)

ECONOMIC DEVELOPMENT BOARD, a statutory board established in the Republic of Singapore pursuant to the Economic Development Board Act (Cap. 85) of 250, North Bridge Road, #28-00 Raffles City Tower, Singapore 179101 (hereinafter called the "Board").

WHEREAS:

(A)	The Company is a messenger RNA medicines company focused on the discovery, development and commercialization of therapeutics for rare diseases and vaccines.
(B)

The Company is currently developing a vaccine candidate, known as LUNAR-COV19, against SARS-CoV-2 that utilizes the Company’s self-transcribing and replicating internal messenger RNA (STARR™) technology and the Company’s LUNAR® lipid-mediated delivery in order to produce a SARS-CoV-2 coronavirus vaccine (as further described in the Letters of Award (defined below)) (the "Vaccine").

(C)	The Company has commenced a Phase 1/2 clinical trial of the Vaccine in Singapore under the authority of the Singapore Health Sciences Authority.
(D)

The Company was awarded a grant from the Board to support the Vaccine under the Letter of Award for the Innovation Development Scheme dated [***] as amended by the [***] (collectively, the "1st Letter of Award", as may be amended and/or supplemented from time to time), which provides, among other things, that: [***].

(E)

The Board is willing to grant an “at-risk” term loan facility up to a maximum aggregate principal amount of US$45,000,000 (the "Term Loan Facility") to the Company, upon the terms and subject to the conditions hereinafter set forth.

IT IS AGREED as follows:

1.	DEFINITIONS and INTERPRETATION
1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings respectively:

"2nd Letter of Award" means the Letter of Award for the [***] granted by the Board to the Company, as may be amended and/or supplemented from time to time.

"Affiliate" means, in relation to a Person, any Person Controlling, Controlled by, or under common Control with such Person.

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"Asset Transfer Agreement" has the meaning ascribed to it in Clause 11.4.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or
(b)

in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling sixty (60) days after the date of this Agreement (or such later date as the Board may agree).

"Business Day" means a day on which banks in Singapore and the City of New York, New York are open for general business excluding Saturdays, Sundays and public holidays in Singapore and the City of New York, New York.

"Charged Property" means the Specified Manufacturing Assets and any other property over which Security is expressed to be created pursuant to any Security Document.

“Commercially Reasonable Efforts” shall mean, with respect to a task related to the Vaccine, the efforts required to carry out such task in a manner that is commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of the Company would reasonably and customarily devote to a product of similar potential and having similar commercial and clinical advantages and disadvantages resulting from such company’s own research efforts, taking into account its safety, tolerability and efficacy, clinical trial results and related adverse events, its proprietary position and profitability, the competitiveness of alternative third party products, the regulatory environment, reasonable expectations regarding the current global pandemic and other relevant considerations, including technical, commercial, legal, clinical, scientific and/or medical factors.

“Company Authorized Signatory” means any director of the Company, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer or any Senior Vice President or Executive Vice President of the Company.

"Control" or "Controlling" means:

(a)	owning (directly or indirectly) at least 50% of the issued share capital or other ownership interest in a Person; or
(b)	the ability (whether through ownership of shares, proxy, contract, agency or otherwise) of a person to:
(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of another Person;
(ii)	direct the affairs of that other Person; and/or
(iii)	control the composition of the board of directors or equivalent body (whether or not it actually exercises such control) of that other Person,

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and "Controlled by" shall bear the corresponding meaning accordingly.

"Day" or "day" means a calendar day.

"Default" means an Event of Default or any event or circumstance specified in Clause 16 hereof which would (with the lapse of time, the giving of notice, the making of any determination under this Agreement or any combination of any of the foregoing) be an Event of Default.

"Drawdown Date" means the date of the Drawing.

"Drawing" means the advance drawing made by the Company under the Term Loan Facility.

"Eligible Manufacturing Activities" means:

(a)	the purchase of any equipment or materials in connection with the Manufacture of the Vaccine (whether prior to or after the date of this Agreement);
(b)	any payment (including any deposits) to a third party in connection with the Manufacture of the Vaccine (whether prior to or after the date of this Agreement); and
(c)	any other related activities undertaken by the Company to enable the Company or its third party contractors to Manufacture the Vaccine with the prior written consent of the Board.

"Equipment" means all equipment used to Manufacture or ship Vaccine Doses.

"Event of Default" and "Events of Default" mean any, each or all (as the context may require) of the Events of Default described in Clause 16 hereof.

"Final Repayment Date" means the last day of the Loan Period.

"Finance Documents" means this Agreement, any Security Document and any other document designated as such by the Board and the Company.

“GAAP” means generally accepted accounting principles in the US as in effect from time to time.

"General Regulatory Approval" means the approvals and authorizations that are necessary for the importation, marketing and use of the Vaccine for emergency, conditional or permanent use from any jurisdiction in the world.

"Government of Singapore" means the Government of the Republic of Singapore as a whole, including all its ministries, government departments and organs of state. For the avoidance of doubt, a reference to "Government of Singapore" does not include any Statutory Boards.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

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"Insolvency Proceeding" means any proceeding commenced by or against any person or entity (including such person itself) under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, as well as:

(a)	proceedings seeking the suspension of payments or a moratorium of any indebtedness and/or including assignments for the benefit of creditors;
(b)

procedures for the reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) (excluding any solvent liquidation or reorganisation where such person is the surviving legal entity and there is no Material Adverse Effect); or

(c)

the appointment of a liquidator (other than for the purposes of any solvent liquidation or reorganisation where the appointment is in respect of the person that is the surviving legal entity and there is no Material Adverse Effect), receiver, administrative receiver, administrator, compulsory manager, judicial manager or other similar officer.

"Interest Payment Date" means the last day of each financial year of the Company.

"Interest Period" means, in relation to the Loan, each period starting on an Interest Payment Date and ending on the date immediately preceding the next Interest Payment Date except that (1) the first interest period in relation to the Loan shall start on the Drawdown Date and end on the Interest Payment Date first occurring after the Drawdown Date; and (2) no Interest Period shall extend beyond the Final Repayment Date.

"Interest Rate" means an interest rate of [***]% per annum.

"Letters of Awards" means the 1st Letter of Award, the 2nd Letter of Award and any other Letter of Award granted by the Board from time to time to the Company in relation to the Project.

"Loan" means the loan made or to be made under the Term Loan Facility or the principal amount outstanding for the time being of that loan.

"Loan Period" has the meaning set out in Clause 2.

"Manufacture" means all processes and procedures for the production of the Vaccine vialled as a lyophilized product (or in such other formulation (i.e., a frozen product) or form, in each case, as approved by the Health Science Authority of Singapore) for late stage clinical trials and/or commercial use, including (i) the supply and quality control of materials (including Raw Materials) used in the manufacture of the Vaccine, (ii) the manufacture of the Vaccine, (iii) fill, finish and lyophilization, (iv) quality control and release of the Vaccine and (v) the storage of the Vaccine until shipment.

"Manufacturing Slot" means a manufacturing run involving the use of designated capacity at a third-party contract manufacturer’s manufacturing site during a designated time period for the Manufacture of the Vaccine.

"Material Adverse Effect" means a material adverse effect on or material adverse change in:

(a)	the financial condition, assets or business of the Company;
(b)	the ability of the Company to perform and comply with its payment or other material obligations under any Transaction Document;
(c)	the validity, legality or enforceability of any Transaction Document; or

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(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority or ranking of any of that Security.

"Month" or "month" means a calendar month.

"Net Sales Proceeds" means the proceeds actually earned by the Company or its Affiliates in connection with any Vaccine Sale after deducting:

(a)	allowances actually granted to customers for rejections, returns, chargebacks, defects, recalls, rebates or prompt payment and volume discounts;
(b)	commissions and fees payable to any third-party providing distribution services or sales brokering services to the Company or its Affiliates;
(c)	royalties payable by the Company or its Affiliates to any Person (other than to an Affiliate of the Company) in connection with the Vaccine Sale;
(d)

rebates and administrative fees paid to pharmacies, managed health care organizations, group purchasing organizations, trade customers, large employers, long-term care organizations, formularies, insurers, government agencies and programs (e.g., Medicare and the VHA and other federal, state and local agencies);

(e)	freight, transport packing, insurance charges and related charges associated with transportation; and
(f)	Taxes, other than Taxes assessed on income derived from the Vaccine Sales.

"Permitted Change of Control" means any acquisition of more than 50% of the equity interests in the Company or its parent company, Arcturus Therapeutics Holdings Inc., by any means (including amalgamation or merger) by any third party that is either publicly traded on a U.S. nationally recognised stock exchange or has net assets that are equal to or in excess of the net assets owned by the Company as of the date of the applicable transaction.

"Person" shall include an individual, corporation, company, partnership, limited liability partnership, firm, trustee, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency and their respective successors, legal personal representatives and assigns, as the case may be.

"Project" means the development of the Vaccine and the Manufacture of the Vaccine.

"Raw Materials" means all raw materials (which, for avoidance of doubt, does not include drug substance), supplies, components and packaging used to Manufacture and ship Vaccine Doses.

"Reconciliation Date" means:

(a)	[***]; or
(b)	such later date agreed between the Company and the Board pursuant to Clause 10.7 below.

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"Regulatory Approval Date" means [***].

"Security" means a mortgage, charge, pledge, lien, fiduciary security, assignment, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agreement" means a security agreement entered or to be entered into by the Company in favour of the Board which provides that the obligation to repay the Loan and the other obligations under the Transaction Documents will be secured by an interest in the Raw Materials and Equipment purchased by the Company with the funds from the Loan and other Charged Property described therein, in form and substance satisfactory to the Board in its sole discretion.

"Security Documents" means the Security Agreement and any other document providing for Security over Charged Property that may at any time be given as security or assurance for all amounts owing pursuant to or in connection with any Transaction Document.

"[***]" means [***].

"Specified Manufacturing Assets" means:

(a)

Raw Materials or Equipment purchased by the Company with the funds from the Loan that are (i) in the possession of the Company on the Regulatory Approval Date and (ii) not expired, worn-out or obsolete as of the Regulatory Approval Date; and

(b)	any Manufacturing Slots purchased with the funds from the Loan.

"Specified Regulatory Approval" means:

(a)	[***]; or
(b)	[***].

"Statutory Board" means a body corporate established by or under written law to perform or discharge any public function under the supervisory charge of a Ministry or organ of state of the Republic of Singapore.

"Taxes" means all taxes and duties that are assessed by any national, federal, state, local or non-US Governmental Agency, including sales, use, excise, value-added and withholding taxes.

"Transaction Documents" means the Finance Documents and the [***].

"Transfer Assets" has the meaning ascribed to it in Clause 11.4.

"US" means the United States of America.

"US$" or "USD" means United States Dollars, being the lawful currency of the US.

"Vaccine Dose" means a dose of the Vaccine to be delivered to the Board or the Government of Singapore pursuant to the terms and conditions of the [***].

"Vaccine Sale" means any sale, as determined in accordance with GAAP, of any quantity of the Vaccine by the Company or its Affiliates to any Person for use in a country following General

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Regulatory Approval in such country (including any sale to the Board, the Government of Singapore or any agency thereof or corporation majority-owned by any of the aforesaid).

"Western Alliance Agreement" means that certain Loan and Security Agreement, dated as of October 12, 2018, between Western Alliance Bank and the Company, as amended, supplemented or otherwise modified.

"Written Notice" has the meaning set out in Clause 5.2(b).

"Year" or "year" means a calendar year.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the "Company" or the "Board" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	"including" shall be construed as "including without limitation" (and cognate expressions shall be construed similarly);
(iii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(iv)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)

a "Finance Document" or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or Transaction Document or other agreement or instrument;

(vi)	a provision of law is a reference to that provision as amended or re-enacted; and
(vii)	a time of day is a reference to Singapore time unless otherwise stated.
(b)	Unless the context otherwise requires, words importing the singular number include the plural number and vice versa.
(c)

The words "hereof", "herein", "hereon" and "hereafter" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)	The headings to the Clauses hereof shall not be deemed part thereof or be taken in consideration in the interpretation or construction thereof or of this Agreement.

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(e)	Reference herein to Clauses are references to Clauses of this Agreement.
(f)	A Default is "continuing" if it has not been remedied or waived.
1.3	Third Party Rights
(a)

Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

(b)

Notwithstanding any terms of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

2.	TERM LOAN FACILITY

Subject to the provisions of this Agreement (including Clause 11), the Board shall make available to the Company the Term Loan Facility at the times and in the manner as hereinafter provided. The Term Loan Facility shall be for a period of sixty (60) Months (the "Loan Period") commencing from the Drawdown Date. The Company agrees that interest shall accrue in accordance with Clause 7.

3.	CONDITIONS PRECEDENT AND AVAILABILITY

The Company shall only be allowed to make a single Drawing under the Term Loan Facility, and the obligations of the Board to make available the same shall be subject only to the following conditions precedent to be fulfilled, observed, performed and/or discharged by the Company:

(a)	on the date of the Written Notice and the proposed Drawdown Date, no Default is continuing or would result from the proposed Loan;
(b)

on the date of the Written Notice and the proposed Drawdown Date, all representations and warranties made by the Company in Clause 13 shall be true and correct in all material respects as of that date or as at the earlier date (if any) at which it is stated;

(c)	before the submission of the Written Notice, the Company has provided the following documents in form and substance satisfactory to the Board (acting reasonably):
(i)

a copy of the certificate of incorporation of the Company duly certified by the Secretary of State of the State of Delaware and any bylaws of the Company, in each case duly certified by the Secretary of the Company to be a true copy thereof;

(ii)	a copy of a good standing certificate of the Company duly certified by the Secretary of State of the State of Delaware, dated a date reasonably close to the proposed Drawdown Date;
(iii)	a copy, certified true by the Secretary of the Company, of the resolution of the board of directors of the Company and any other resolutions required by

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applicable law or pursuant to the Company’s organizational documents, each of, which is in full force and effect:
(A)	approving the terms and conditions contained in, and the transactions contemplated by, the Transaction Documents and resolving that it execute those Transaction Documents; and
(B)	authorising a person or persons to sign the Transaction Documents and any other document (including the Written Notice) to be given to the Board from time to time by the Company;
(iv)

specimen signatures of the persons authorised to sign the Transaction Documents on behalf of the Company, and to sign the Written Notice and any other document to be given from time to time by the Company, such specimen signatures to be certified by the Secretary of the Company to be the true signatures of such persons respectively;

(v)

a certificate of the Company (signed by a responsible officer) certifying that (A) each document specified in this Clause 3(c)(i) to (iv) is correct, complete and in full force and effect as at the proposed Drawdown Date and (B) all of the conditions set forth in this Section 3 have been fulfilled;

(vi)	the Security Agreement duly executed by the parties thereto;
(vii)	the [***] duly executed by the parties thereto;
(viii)	a solvency certificate duly executed and delivered by the chief financial or accounting responsible officer of the Company in form and substance reasonably satisfactory to the Board;
(ix)

a UCC-3 termination statement necessary to release all Security and other rights of any other person in any Charged Property pursuant to the Security Documents, together with such other termination statements as the Board may reasonably request from the Company, including in respect of the Western Alliance Agreement;

(x)

a legal opinion to the Board's reasonable satisfaction, dated on the date of this Agreement, provided by a legal practitioner qualified to opine on or behalf of the Company, that inter alia, under applicable law(s):

(A)	the Company is a validly existing corporation in good standing under the laws of the State of Delaware;
(B)	the Company has the corporate power to enter into the Transaction Documents and has duly authorized their execution and delivery, together with the performance of its obligations thereunder;
(C)	such obligations are enforceable against the Company;
(D)	the execution, delivery and performance of the Transaction Documents will not violate the organizational documents of the Company, any applicable law, judgement or specified material agreements;

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(E)	no consent or approval is required under applicable law for the execution, delivery and performance by the Company of the Transaction Documents;
(F)	the Security Documents create a valid security interest in favour of the Board; and
(G)	the financing statements to be filed in connection therewith are effective to perfect such valid security interest.
4.	PURPOSE OF THE TERM LOAN FACILITY
4.1	Subject to the provisions of this Agreement, the Term Loan Facility shall be made available by the Board to the Company for the sole purpose of financing the Eligible Manufacturing Activities.
4.2	The Company shall apply all the proceeds from the Loan for the purposes described in Clause 4.1 above and for no other purpose whatsoever.
4.3

It is further agreed that the Term Loan Facility shall be made available to the Company on the understanding that the Company shall implement the Project in accordance with the terms of the Letters of Award and the [***]. For avoidance of doubt, it is acknowledged that the Company is not warranting or guaranteeing that it will be able to achieve regulatory approval of the Vaccine in Singapore, and the failure of the Company to achieve such regulatory approval shall not be deemed a breach of this Agreement, the [***] or the Letters of Award (or trigger any repayment obligations), so long as the Company uses reasonable and diligent efforts to fulfil such objective.

4.4	The Board is not bound but reserves the right to monitor or verify the application of any amount borrowed pursuant to this Agreement in accordance with the terms of this Agreement.
5.	DRAWING OF THE TERM LOAN FACILITY
5.1	The Board shall make available the Term Loan Facility for Drawing by the Company, in accordance with the terms and stipulations of this Agreement.
5.2	When the Company intends to make the Drawing, the Company shall be required to:
(a)	inform the Board of the intention to make the Drawing in writing, and
(b)

give the written notice of the intended Drawing (the "Written Notice"), which shall be served on the Board at least forty-five (45) days prior to the intended date of Drawing. The Written Notice shall be substantially in the form set out in Schedule 1 hereto and shall:

(i)	state the date (which must be a Business Day within the Availability Period) and the amount of the proposed Drawing (which shall be no more than US$45,000,000);
(ii)	be irrevocable;
(iii)	commit the Company to borrow the amount and on the date stated;

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(iv)

constitute a representation and warranty that at the date thereof or as at the date (if any) at which it is stated the warranties and representations set out in Clause 13.1 are true and correct in all material respects and that no Default is continuing or would result from the proposed Loan;

(v)	confirm that the conditions precedent set out in Clause 3 have been fulfilled; and
(vi)	specify the account and bank to which the proceeds of the Drawing are to be credited.
5.3

The Written Notice shall be delivered together with a statement of projected expenditure on the Eligible Manufacturing Activities in the forms set out in Schedule 2 and Schedule 3, as well as the Company's declaration that there has not been any breach of any conditions precedent under Clause 3. The submission by the Company and the Board's acceptance of the above shall not, in and of itself, constitute a waiver or variation of any of the terms and conditions of this Agreement, or a waiver of any breach thereof.

5.4

In respect of any monies advanced under the Drawing, the Company shall, without demand, within two hundred and forty (240) days from the date of the Drawing, or such extended period as may be permitted by the Board from time to time, submit a statement of expenditure on the Eligible Manufacturing Activities (in the form set out in Schedule 2) duly certified by RSM Chio Lim LP, Deloitte or such other certified public accountant reasonably acceptable to the Board (in the form set out in Schedule 4) pertaining to the amount requested under the Drawing. The Board reserves the right to require the Company to submit copies (certified true by a director of the Company) of the invoices, receipts and such other documents in support of any statement of expenditure.

5.5	The Drawing shall be made no later than the last day of the Availability Period or such later date as may be approved by the Chairman of the Board or his lawful representative.
5.6	The obligation of the Board to make available to the Company the Drawing is further conditional on the Company delivering to the Board:
(a)

a solvency certificate updated to a date not earlier than one Business Day before the date of the Drawing, duly executed by the chief financial or accounting responsible officer of the Company in form and substance equivalent to the solvency certificate referred to in Clause 3(c)(viii); and

(b)

a certificate of the Company updated to a date not earlier than one Business Day before the date of the Drawing (signed by a responsible officer) certifying that (A) each document specified in Clause 3(c)(i) to (iv) is correct, complete and in full force and effect in form and substance equivalent to the certificate referred to in Clause 3(c)(v).

6.	AVAILABILITY OF TERM LOAN FACILITY

Any part of the Term Loan Facility not drawn at the close of business in Singapore on the last day of the Availability Period shall be automatically cancelled.

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7.	INTEREST
7.1	Subject to Clauses 7.2 and 11 below, the Company shall pay the Board all accrued and unpaid interest on the Loan on the Final Repayment Date.
7.2

Accrued interest shall be added to the principal sum of the Loan on each Interest Payment Date and all references to the “Loan” or principal sums in this Agreement thereafter shall be construed as including such amounts of interest added to the principal sums then outstanding and such interest shall thereafter bear interest accordingly.

7.3

Interest shall be calculated on a daily basis and on the principal amount of the Loan outstanding from time to time, and shall be calculated at the Interest Rate on the basis of a year of three hundred and sixty five (365) days for the actual number of days elapsed.

8.	REPAYMENT

Subject to Clause 11 below, the Company shall repay the Loan (including all interest capitalised hereunder) and all other amounts outstanding in connection with the Term Loan Facility (collectively, the "Final Repayment Amount") in full on the Final Repayment Date.

9.	PAYMENT PROVISIONS

All payments to be paid by the Company under this Agreement shall be credited into such bank account designated by the Board or otherwise received by the Board not later than 11.00 a.m. (Singapore time) on the applicable payment date. The Board may from time to time designate such other bank account or mode of payment by notice in writing to the Company not less than ten (10) Business Days prior to the date of any such payment hereunder.

10.	PREPAYMENT AND CANCELLATION
10.1

Subject to Clause 8 above, the Company may elect to prepay any part or whole of the Loan without penalty or premium, at any time before the Final Repayment Date by giving the Board at least twenty (20) days' prior written notice of its intention to make any such prepayment(s) for any amount of the outstanding Term Loan Facility that had been drawn down by the Company.

10.2	If any Vaccine Sale occurs (or is scheduled to occur):
(a)

(in the case of the first Vaccine Sale) the Company shall, promptly and in any event within ten (10) days of the delivery of the relevant Vaccines, notify the Board of such Vaccine Sale, the date of receipt and the amount of the Net Sales Proceeds expected to be received for such Vaccine Sale;

(b)	(in any other case) the Company shall, within thirty (30) days of the end of each calendar quarter, provide quarterly reports containing the following information:
(i)	the aggregate Vaccine Sales during the calendar quarter immediately preceding the report;

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(ii)	the aggregate amount of Net Sales Proceeds as calculated by the Company in accordance with GAAP for the calendar quarter immediately preceding the report; and
(iii)	the aggregate amount of Net Sales Proceeds to be paid by the Company to the Board pursuant to Clause 10.2(c) below; and
(c)

the Company shall ensure that [***]% of the Net Sales Proceeds accrued during each calendar quarter (commencing from and including the calendar quarter in which the Company first receives any Net Sales Proceeds) shall be promptly applied towards mandatory prepayment of the Loan and payment of interest thereon within [***] days of the end of the applicable calendar quarter.

10.3	For the avoidance of doubt,
(a)	[***]; and
(b)	[***].
10.4	[***].
10.5	On or before the first Reconciliation Date, the Company shall notify the Board of:
(a)	its total expenditure from the proceeds of the Loan as at that Reconciliation Date; and
(b)	the amount of the proceeds of the Loan which remains unused as at that Reconciliation Date (the "Unused Loan Proceeds").
10.6	Subject to Clause 10.7 below, the Company shall promptly and in any event within thirty (30) days of such Reconciliation Date apply the Unused Loan Proceeds towards mandatory prepayment of the Loan.
10.7

If the Company and the Board agrees to a subsequent Reconciliation Date, the Company shall prepay the Loan to the extent of the Unused Loan Proceeds determined as at the subsequent Reconciliation Date.

10.8

For the avoidance of doubt, in the event that no subsequent Reconciliation Date is agreed by the date falling immediately before the first Reconciliation Date, the Company shall promptly and in any event within thirty (30) days of the first Reconciliation Date apply all the Unused Loan Proceeds towards mandatory prepayment of the Loan.

10.9	Any prepayment under Clause 10.6 shall be applied in the following order:
(a)	[***];
(b)	[***]; and
(c)	[***].
10.10	Any other prepayment under this Clause shall be applied in the following order:
(a)	firstly, in or towards payment of any interest accrued and outstanding;

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(b)	secondly, in or towards payment of all other amounts due and payable under the Finance Documents; and
(c)	thirdly, in or towards payment of any outstanding principal.
11.	LOAN FORGIVENESS
11.1	A "Clause 11 Triggering Event" shall occur if both the following conditions are satisfied:
(a)	the Company has not obtained any Specified Regulatory Approval by the Final Repayment Date; and
(b)

the cumulative Net Sales Proceeds as of the Final Repayment Date are equal to or less than US$[***] (as may be converted from all other relevant currencies at the exchange rate applicable as of the date of receipts thereof).

12.	AUDIT RIGHTS
12.1

The Company shall keep books and records accurately showing all the details of all Vaccine Sales (including the Net Sales Proceeds and the amounts due to be paid to the Board pursuant to Clause 10.2 above) by the Company and its Affiliates for so long as any amount remains outstanding under this Agreement.

12.2

Such books and records shall be preserved for so long as any amount remains outstanding under this Agreement, during which time the Board shall have the right, after giving thirty (30) days prior notice to the Company, to cause an independent, certified public accountant or auditor reasonably acceptable to the Company to inspect such records during normal business hours for the purposes of verifying the accuracy of any payments delivered under this Agreement. The Company shall be deemed to be in compliance with this Clause 12.2 if (a) the accuracy of any payments delivered under this Agreement is audited pursuant to the annual independent audit of the financial statements of the Company’s parent company, Arcturus Therapeutics Holdings Inc., by Ernst and Young LLP (or such other independent, certified public accountant or auditor reasonably acceptable to Board), (b) such audited financial statements are accompanied by a signed report of the independent, certified public accountant or auditor and (c) such audited financial statements include a note which specifically identifies the total revenue generated from the Vaccine Sales in the relevant year, the aggregate Net Sales Proceeds in the relevant year and the aggregate amount of Net Sales Proceeds to be paid by the Company to the Board pursuant to Clause 10.2(c) in the relevant year.

12.3

Such accountant or other auditor, as applicable, shall not disclose to the Board any information other than information relating to the accuracy of the amounts paid or due to be paid to the Board pursuant to Clause 10.2 above.

12.4	The Company shall also confirm to the Board that the Company remains solvent as at the date of the certificate delivered pursuant to Clause 14(i) and that this conclusion is consistent with

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the audit report of an independent certified public accountant of Arcturus Therapeutics Holdings Inc. set out in the financial statements referred to in Clause 12.2 above.
12.5

The Company shall bear the costs of performing such inspection once every calendar year and the Board shall bear the costs of performing any subsequent inspections thereafter in that calendar year, provided that:

(a)

if the inspection reveals any underpayment error in excess of three percent (3%) of the Net Sales Proceeds the Board is supposed to receive pursuant to Clause 10.2(c), the Company shall bear the costs of that inspection and pay such additional amounts to the Board equal to the amount underpaid subject to Clause 10.3; and

(b)	the Company shall bear the costs of one further inspection:
(i)	no earlier than thirty (30) days before the Final Repayment Date; and
(ii)	within thirty (30) days of the commencement of discussions pursuant to Clause 11 provided that there has been at least one Vaccine Sale during the relevant fiscal year,

in each case, notwithstanding an inspection may have already been done earlier that calendar year.

13.	WARRANTIES AND REPRESENTATIONS
13.1	The Company hereby warrants and represents to the Board on the date of this Agreement as follows:
(a)

that it is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification;

(b)

that it has the corporate power and authority to carry on its business as now being conducted and, as of the date of this Agreement and to its knowledge having made due and careful enquiry, the Company has the requisite skill, knowledge, staffing, financial resources, capacity and ability to carry out its obligations hereunder;

(c)

that it has the corporate power to execute and perform each Transaction Document and to borrow hereunder and the individual signing this Agreement has the necessary authority to legally bind the Company to the terms set forth herein;

(d)	that the obligations expressed to be assumed by it in each Transaction Document are legal, valid, binding and enforceable obligations;
(e)

that the execution, delivery and performance of each Transaction Document, the borrowings hereunder and the creation of the Security as contemplated by the Security Documents have been duly authorised by all requisite corporate action and will not violate or conflict with, or result in the imposition of any Security under (other than as contemplated by the Security Documents):

(i)	any law or regulation applicable to it;

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(ii)	its certificate of incorporation and bylaws of the Company; or
(iii)	any provision of any agreement (including the Western Alliance Agreement) or court order, consent decree or other arrangement, whether written or oral, by which it is bound;
(f)	that all Authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in each Transaction Document;
(ii)	to make each Transaction Document admissible in evidence in any relevant jurisdiction; and
(iii)	to enable it to create the Security to be created by it pursuant to any Security Document to which it is a party and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect (including in respect of the Western Alliance Agreement);

(g)	that no Default is continuing or might reasonably be expected to result from the making of any Drawing;
(h)

to the Company’s knowledge, having made due and careful enquiries, that any factual information provided by it in relation to each Transaction Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated, and nothing has occurred or been omitted from such factual information as at the date it was provided and no information has been given or withheld as at the date it was provided that results in such information being untrue or misleading in any material respect;

(i)

that its payment obligations under each Transaction Document rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(j)

that the Security created or expressed to be created in favour of the Board by or pursuant to each Security Document has and shall have the ranking in priority which it is expressed to have in that Security Document and is not and shall not be subject to any prior ranking or pari passu ranking Security;

(k)

that its latest balance sheet and financial statements made available to the Board are in the forms filed with the US Securities and Exchange Commission and accurately represent the financial condition of the Company on the date thereof and the results of its operation for the period then ended and each such balance sheet shows all known present and future liabilities, direct or contingent, of the Company which are required by the generally accepted accounting principles to be set forth on the balance sheet as of the date thereof and each financial statement referred to herein was prepared in accordance with generally accepted accounting principles;

(l)

that as of the date of this Agreement, there has been no change in the business activities, operations or financial condition of the Company which may affects its ability to repay the Loan or perform any of its material obligations under any Transaction Document in relation to the Manufacture of the Vaccine and the delivery of the Vaccine

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to Singapore since the date of the latest financial statements referred to in sub-paragraph (k) above;
(m)

there are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Affiliates at law or in equity (whether or not purportedly on behalf of the Company, its parent or any of its subsidiaries) in relation to the Project and/or Charged Property before any court or competent body adjudicating such matters (other than a proceeding which is frivolous or vexatious and is discharged, stayed or dismissed within ninety (90) days of commencement) which, if adversely determined, would be expected to materially and adversely affect the ability of the Company to repay the Loan when due or perform any of its material obligations under any Transaction Document in relation to the Manufacture of the Vaccine and the delivery of the Vaccine to Singapore; and

(n)

that no steps have been taken or are being taken to appoint a receiver and/or manager or judicial manager (or equivalent officer) or liquidator or any other person over it or any of its assets or in any winding up action, save for any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within ninety (90) days of commencement.

13.2

Each of the warranties and representations contained in this Clause 13 herein are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of the Written Notice, the Drawdown Date and on the first day of each Interest Period.

14.	AFFIRMATIVE UNDERTAKINGS

The Company hereby undertakes and agrees with the Board as follows:

(a)

that the Term Loan Facility granted by the Board under the provisions of this Agreement and every part thereof shall be used solely for the purpose and in the manner hereinbefore stipulated and not for any other purpose or manner save with the prior written consent of the Board;

(b)

that it shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, and (if requested by the Board) supply certified copies to the Board of, any Authorisation required under any relevant law or regulation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in any relevant jurisdiction of each Transaction Document;

(c)

that it shall, cause its parent company, Arcturus Therapeutics Holdings Inc., to timely make all quarterly and annual filings required under applicable US securities laws and to provide the Board, within ten (10) days from the date of filing, with copies of all such quarterly and annual filings;

(d)

that it shall, within forty-five (45) days from the end of each financial quarter, deliver to the Board a statement of expenditure on the Eligible Manufacturing Activities (in the form set out in Schedule 2) and, if the Board requests, submit copies (certified true by a director of the Company) of the invoices, receipts and such other documents in support of such statement of expenditure within ten (10) days of such request;

(e)	that it shall keep all its Equipment in good and substantial repair and proper working condition provided that if such Equipment is no longer deemed necessary for its

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operations, the Company shall offer to transfer such Equipment to the Board at no cost to the Board, and shall be free to dispose of such Equipment if such offer is rejected provided that the proceeds of such disposal are promptly applied towards mandatory prepayment pursuant to Clause 10.4 above;

(f)	that it shall comply with all obligations related to the Charged Property;
(g)

that it shall give to the Board such written authorities or other directions and provide such facilities and access as the Board may reasonably require for any inspection conducted in connection with any of the Eligible Manufacturing Activities or in order to require delivery or (as the case may be) take possession of any Charged Property pursuant to the terms of the Security Agreement, provided that where the consent of any third party contractor is required for such inspection the Company shall use its reasonable endeavours to obtain such consent;

(h)

that it shall notify the Board of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, and promptly upon the request of the Board, the Company shall supply to the Board a certificate signed by two of the Company Authorized Signatories on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it);

(i)	that it shall deliver to the Board on the Drawdown Date and every anniversary thereafter, a certificate (signed by a Company Authorized Signatory) certifying that:
(i)	the Company is committed to use Commercially Reasonable Efforts to complete phase 3 trials of the Vaccine and the manufacture thereof;
(ii)

in the opinion of such Company Authorized Signatory, the Company has sufficient financial resources to use Commercially Reasonable Efforts to complete phase 3 trials of the Vaccine and the manufacture thereof (or if, in the opinion of such Company Authorized Signatory, the Company does not have sufficient financial resources to use Commercially Reasonable Efforts to complete phase 3 trials of the Vaccine and the manufacture thereof, the Company has taken steps to obtain sufficient financial resources); and

(iii)	(if applicable) Commercially Reasonable Efforts are being taken to effect the steps set forth in sub-paragraph (ii) above;
(j)	that it shall, as soon as practicable after the Drawdown Date, deliver to the Board:
(i)

financing statements suitable in form for naming the Company as a debtor and the Board as the secured party, or other similar instruments or documents to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or desirable to perfect the Security of the Board in the Charged Property pursuant to the Security Documents; and

(ii)

all other documentation, and/or evidence of all filings, registrations, annotations and all steps, required to perfect, protect and/or preserve the Board’s rights under the Security Documents, including, without limitation, the payment of all fees, taxes and stamp duties in relation to the Security Documents.

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15.	NEGATIVE UNDERTAKINGS

The Company hereby undertakes and agrees with the Board that it shall not without the written consent of the Board:

(a)

create or permit to arise or subsist, any mortgage, charge (whether fixed or floating), pledge, lien or other encumbrances whatsoever on any of the Charged Property, both present and future whatsoever and wheresoever situate, other than the Security created by any Security Document;

(b)

enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of (including through a dividend or investment in a subsidiary) any of the Charged Property other than any sale, lease, transfer or disposal in the ordinary course of its business in circumstances where Clause 14(e) is not breached;

(c)	allow its parent company, Arcturus Therapeutics Holdings Inc., to be delinquent with respect to its quarterly and annual filings required under applicable US securities laws; or
(d)	commence any Insolvency Proceeding.
16.	EVENTS OF DEFAULT
16.1	Each of the events or circumstances set out in this Clause 16.1 is an Event of Default:
(a)

if the Company shall fail, neglect, delay, omit and/or refuse to make the requisite payments for any sums of monies, whether fees, charges, interest and/or principal or otherwise (where applicable) which becomes due under this Agreement, unless payment is made within five (5) Business Days of the Board giving written notice to the Company;

(b)

if the Company does not comply with any of its obligations under (i) Clause 10.4 to Clause 10.8, (ii) Clause 12 and/or (iii) Clause 14(c) in any material respect, unless in each case, the failure to comply is capable of remedy and is remedied within fourteen (14) days of the Board giving written notice to the Company;

(c)

if the Company does not comply with any provision of the Transaction Documents (other than that referred to in Clause 16.1(a) and 16.1(b) above) in any material respect, or does not comply with any provision of the [***] in any material respect unless the failure to comply is capable of remedy and is remedied within sixty (60) days of the Board giving written notice to the Company;

(d)

if any representation or warranty made in or in pursuance of the Transaction Documents shall be inaccurate, false, misleading or incorrect in any material respect, unless the misrepresentation is capable of remedy and is remedied within sixty (60) days of the Board giving written notice to the Company or the Company becoming aware of the misrepresentation;

(e)	if a distress or execution is levied or enforced upon or sued out against any part of the Charged Property and is not discharged within sixty (60) days of being levied;

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(f)

if the Company becomes insolvent or is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature, or makes a general assignment for the benefit of its creditors;

(g)	if the Company ceases or threatens to cease to carry on its business;
(h)	if:
(i)	the Company ceases to be a subsidiary of its current parent company, Arcturus Therapeutics Holdings Inc. (other than in connection with a Permitted Change of Control);
(ii)	Arcturus Therapeutics Holdings Inc. is more than thirty (30) days delinquent with respect to its quarterly and annual filings required under applicable US securities laws;
(iii)

the common stock of Arcturus Therapeutics Holdings Inc. (or of its successor pursuant to a Permitted Change of Control) (A) ceases to be publicly listed on a U.S. nationally recognised stock exchange or for any reason, or (B) are suspended from trading for a period of fourteen (14) days or more, unless within fourteen (14) days after such delisting event, the Company has given a binding undertaking to the Board to continue to deliver to the Board, by the times that such information would be required to be publicly available, all the information that would be required to be made publicly available if such event as set out in this sub-paragraph (iii) had not occurred; or

(iv)

the Company fails to comply with any of its obligations under an undertaking referred to in sub-paragraph (iii) above in any material respect, unless the failure to comply is capable of remedy and is remedied within fourteen (14) days of the Board giving written notice to the Company;

(i)	if:
(i)

the Board's interests under any Security Document or any Security provided under this Agreement is not in full force and effect unless such failure is capable of remedy and is remedied within sixty (60) days of the Board giving written notice to the Company;

(ii)

the Board's interests under any Security Document or any Security provided under this Agreement does not create in favour of the Board the Security which it is expressed to create with the ranking and priority it is expressed to have; or

(iii)	the Board's interests under the [***] is not in full force and effect unless such failure is capable of remedy and is remedied within sixty (60) days of the Board giving written notice to the Company;
(j)

if any Insolvency Proceeding is commenced by the Company or any parent entity of the Company, or if any Insolvency Proceeding is commenced against the Company or any parent entity of the Company and is not dismissed or stayed within sixty (60) days;

(k)

if it becomes unlawful for the Company to perform any of its material obligations under any Transaction Document in relation to the Manufacture of the Vaccine and the delivery of the Vaccine to Singapore as and when such obligations are due to be performed, and for the avoidance of doubt, it is not an Event of Default if the Company

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fails to achieve any regulatory approval relating to the Vaccine so long as the Company uses reasonable and diligent efforts to obtain such approval;
(l)	any Transaction Document is not in full force and effect or any obligation of the Company under any Transaction Document is not or ceases to be legal, valid, binding or enforceable;
(m)	if the Company repudiates any Transaction Document or evidences in writing an intention to repudiate any Transaction Document;
(n)	if the Company fails to implement the Project as stated in Clause 4.3;
(o)	if the Company uses the Loan proceeds for any purpose other than financing the Eligible Manufacturing Activities; or
(p)

if, after all approvals and authorizations that are necessary for the importation, marketing and use of the Vaccine for use (whether permanent or under any emergency authorisation) in Singapore have been obtained, the Company does not provide [***] grams of the Vaccine to the Board at no cost and ahead of any other country by the later of (i) [***] and (ii) thirty (30) days after all approvals and authorizations that are necessary for the importation, marketing and use of the Vaccine for use (whether permanent or under any emergency authorisation) in Singapore are obtained by the Company, then and in any of such event, the Board may, by notice in writing to the Company (and, in the case of a Default under clause (i) above, each of the actions under clauses (i) and (iii) below shall automatically apply):

(i)

declare the Loan (including all interest capitalised hereunder) and any other sums agreed to be paid under this Agreement be immediately become due and payable without any demand or notice of any kind by the Board to the Company, whereupon they shall become immediately due and payable;

(ii)

exercise all or any rights, powers or remedies under this Agreement in any order it deems fit, including without limitation its right to call on any Security Document or Security given to the Board in any order or any one or more of them; and/or

(iii)	cancel the Term Loan Facility whereupon it shall immediately be cancelled.
16.2

After the declaration by the Board under Clause 16.1 (or upon the automatic application of such actions in the case of a Default under Clause 16.1(j)), all monies received or recovered by the Board (whether such monies shall have been received or recovered as a result of or arising from its exercise of all or any rights, powers or remedies under this Agreement, upon calling of any Security Document or any Security provided under this Agreement or any one or more of them or by way of a set-off or otherwise) shall be held by it and shall be applied as follows:

(a)

firstly, in or towards payment of all costs charges and expenses (including without limitation legal costs on a solicitor and client basis), if any, incurred in enforcing this Agreement, any Security Document, any Security provided under this Agreement or any one or more of them;

(b)	secondly, in or towards payment to the Board of all monies and liabilities due, owing or outstanding under any Transaction Document and where such monies and liabilities

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are of a contingent nature, in or towards making full and adequate provisions for payment of such monies and liabilities as and when they become due and payable; and
(c)	thirdly, any surplus thereafter shall be paid to the Company.
17.	NOTICES
17.1

Except as otherwise expressly provided herein, any notice, request, demand or other communication to be given or served under or in connection with the Finance Documents by one of the parties hereto to or on the other or others may be delivered at or sent by prepaid registered post or by email to the address or addresses specified in the respective signature blocks below of the parties and shall be deemed to be duly received:

(a)	if it is delivered, at the time of delivery;
(b)	if it is sent by prepaid registered post, three (3) Days after posting thereof; or
(c)	if it is sent by way of email, as specified in Clauses 17.2 and 17.3 below.
17.2	Any communication or document under or in connection with the Finance Documents may be made by or attached to an email and will be effective or delivered only:
(a)	on the first to occur of the following:
(i)

when it is dispatched by the sender to at least one of the relevant email addresses specified by the recipient, unless for each of the addresses, the sender receives an automatic notification that the e-mail has not been received (other than an out of office greeting for the named addressee) and it receives the notification before two (2) hours after the last to occur (for all addresses) of:

(A)	dispatch if in business hours in the city of the address; or
(B)	if not, the next opening of business in such city;
(ii)	the sender receiving a message from the intended recipient's information system confirming delivery of the email; and
(iii)	the email being available to be read at one of the email addresses specified by the recipient; and
(b)	if the email is in an appropriate and commonly used format, and any attached file is a pdf, jpeg, tiff or other appropriate and commonly used format.
17.3	In relation to an email with attached files:
(a)

if the recipient notifies the sender that it did not receive the email with attached files, then the sender shall promptly send to the recipient the attached files in a manner that can be received by the recipient;

(b)	if the recipient of the email notifies the sender that it is unable to read the format of an attached file or that an attached file is corrupted, specifying appropriate and commonly

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used formats that it is able to read, the sender must promptly send to the recipient the file in one of those formats or send the attachment in some other manner; and
(c)	if within two hours of:
(i)	dispatch of the email if in business hours in the city of the recipient; or
(ii)	if not, the next opening of business in the city of the recipient,

the recipient notifies the sender as provided in subparagraph (a) or (b), then the relevant attached files will be taken not to have been received until the sender complies with that subparagraph.

17.4

For the purpose of this Clause 17 each of the parties hereto shall from time to time notify the other party in writing of the applicable address or email address where such notice, request, demand or other communications as aforesaid can be given or served and such notification shall be effective only when it is actually received. In the absence of such notification, the notice, request, demand or other communication aforesaid may be given or served at the addresses or email address of the respective parties as stated above.

17.5

Any communication or document to be made or delivered to the Board will be effective only when actually received by the Board and then only if it is expressly marked for the attention of the department or officer (or any substitute department or officer as the Board shall specify for this purpose).

17.6

Any notice and all other documents given under or in connection with the Finance Documents must be in English, or if not in English, and if so required by the Board, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.	WAIVER NOT TO PREJUDICE RIGHT OF BOARD
18.1

All the rights of the Board under the Finance Documents or otherwise are cumulative and the exercise of any such right shall not be considered a waiver of or an estoppel against the exercise of any other right by the Board.

18.2

The Board may from time to time and at any time waive either unconditionally or on such terms and conditions as it may deem fit any breach by the Company of any of the undertakings stipulations terms and conditions herein contained and any modification thereof but without prejudice to its powers rights and remedies for enforcement thereof, provided always that:

(a)

no neglect or forbearance of the Board to require and enforce payment of any monies hereunder or the performance and observance of any undertaking stipulation term or condition herein contained, nor any time which may be given to the Company shall in any way prejudice or affect any of the rights, powers or remedies of the Board at any time afterwards to act strictly in accordance with the provisions hereof;

(b)

no such waiver of any such breach as aforesaid shall prejudice the rights of the Board in respect of any other or subsequent breach of any of the undertakings stipulations terms or conditions aforesaid.

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19.	INDULGENCE OF THE BOARD

The liability of the Company hereunder shall not be impaired or discharged by reason of any time or other indulgence being granted by or with the consent of the Board to any person who or which may be in any way liable to pay any of the monies secured hereby by any security not given pursuant to this Agreement in favour of the Board or by reason of any arrangement being entered into or composition accepted by the Board which has the effect of modifying the operation of law or otherwise its rights and remedies under the provisions of this Agreement.

20.	SEVERABILITY

In case any provision in the Finance Documents shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair the other provisions of the Finance Documents but the Finance Documents shall be construed as if such invalid or illegal or unenforceable provision contained herein or therein did not form a part of the Finance Documents.

21.	GOVERNING LAW

This Agreement shall be governed by and construed in all respects in accordance with the laws of the Republic of Singapore.

22.	ENFORCEMENT
22.1

Any dispute, controversy, difference or claim arising out of or in connection with this Agreement (including, without limitation: (1) any contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (2) any issue as to the existence, validity or termination of this Agreement) shall be referred to and finally resolved by arbitration as follows:

(a)

each arbitration between the parties shall be seated in Singapore, and shall be conducted pursuant to the Arbitration Rules of the Singapore International Arbitration Centre (the "Rules") in force when the arbitration commences, which Rules are deemed to be incorporated by reference in this Clause;

(b)

the tribunal shall consist of three arbitrators. (The claimant shall nominate one arbitrator. The respondent shall nominate one arbitrator. The two arbitrators thus appointed shall nominate the third arbitrator who shall be the residing arbitrator. If within fourteen (14) days of a request from the other party to do so a party fails to nominate an arbitrator or if the two arbitrators fail to nominate the third arbitrator within fourteen (14) days after the appointment of the second arbitrator, the appointment shall be made, upon request of a party, by the Chairman of the Singapore International Arbitration Centre in accordance with the Rules);

(c)	the arbitration shall be conducted in the English language;
(d)	the law of this arbitration agreement shall be Singapore law;
(e)	any award of the tribunal shall be made in writing and shall be final and binding on the parties;

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(f)	any attempt to set aside the award shall be made only in Singapore in accordance with Singapore law;
(g)

the claimant and the respondent to the arbitration shall each bear its own costs and legal fees in any arbitration and the reasonable fees and costs of the arbitrators shall be advanced equally by the claimant and respondent provided that the arbitrators shall allocate payment of all fees incurred by the claimant and the respondent in the final award based upon the allocation of fault for the applicable dispute and further provided that the arbitrators shall not award punitive damages; and

(h)

the parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits insofar as such waiver may validly be made. (The parties shall not be deemed, however, to have waived any other right to challenge any award. Nothing in this Clause 22.1(h) shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.)

22.2

The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit or any other proceedings or legal process;
(b)	jurisdiction of any court;
(c)	relief by way of injunction or order for specific performance or recovery of property;
(d)	attachment of its assets (whether before or after judgment); and
(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction,

and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any proceedings.

23.	NO SET-OFF BY THE COMPANY

All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.	MISCELLANEOUS
24.1	If the Company requests an amendment, waiver or consent, the Company shall, within ten (10) Business Days of demand, reimburse the Board for the amount of all costs and expenses

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(including pre-agreed legal fees on a solicitor-and-client basis) incurred by the Board in responding to, evaluating, negotiating or complying with that request or requirement.
24.2

The Company shall promptly on demand pay all legal fees on a solicitor and client basis, and other costs and disbursements incurred by the Board in connection with the enforcement of, or preservation of any rights under, any Transaction Document, subject to Clause 22.1.

24.3

A certificate signed by a duly authorised officer for the time being of the Board as to the amount of interest, principal, monies and/or liabilities for the time being due to the Board or incurred by the Board under any Transaction Document and any Security provided pursuant to this Agreement or other Finance Documents shall, subject to the agreement of the Company, be conclusive evidence to the matters to which it relates.

24.4

All payments to be made by the Company to the Board shall be made free and clear of and without deduction for or on account of Tax unless the Company is required to make such a payment subject to the deduction or withholding of Tax, in which case the sum payable by the Company (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that that the Board receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

24.5

Without prejudice to Clause 24.4, if the Board is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Transaction Documents (including any sum deemed for purposes of Tax to be received or receivable by the Board whether or not actually received or receivable) paid by the Company to the Board, or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Board, the Company shall, upon demand of the Board, promptly indemnify the Board against such loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 24.5 shall not apply to any Tax imposed on and calculated by reference to the net income actually received or receivable by the Board in Singapore.

24.6	If the Company makes an increased payment under Clause 24.4 or Clause 24.5 above (a “Tax Payment”) and the Board determines that:
(a)	a credit against, relief or remission for, or repayment of any Tax (a “Tax Credit”) is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
(b)	the Board has obtained, utilised and retained that Tax Credit,

the Board shall pay an amount to the Company which the Board determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

24.7	The Company may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
24.8

The Finance Documents shall be binding upon the successor of the Company and shall inure to the benefit of the Board and its successors and assigns. In the event that the Capital Assistance Scheme is to be transferred or is to be handed over to be administered by another agency, statutory body and/or legal entity under the control of the Government of the Republic of Singapore, the Company hereby agrees and undertakes to execute any documents necessary to effect any assignments or novations (where applicable and if required by the

Arcturus Manufacturing Support Agreement (exe)

Board) in order to facilitate the transferring and handing over to such other above-mentioned agency, statutory body and/or legal entity.
24.9

All non-public, confidential or proprietary information of the Company and its Affiliates provided by the Company to the Board pursuant to this Agreement shall be kept confidential by the Board and shall be disclosed to a director, officer or employee of the Board only to the extent that the disclosure is necessary for the said director's, officer's or employee's as the case may be, performance of his duties. Said information shall not be disclosed to any third parties, including but not limited to the general public and the press, except with the prior written approval of the Company or where required by law, rule, regulation, order or requirement of court, administrative agency or governmental or regulatory body. Notwithstanding the generality of the foregoing, the Board may release said information, on a strictly confidential and need to know basis, to auditors, tax consultants and legal advisors as may be necessary for the purposes of obtaining professional advice PROVIDED the Board ensures that such third parties are first informed of, and acknowledge in writing, the confidential nature of the disclosed information.

24.10

The terms and conditions of the Finance Documents shall be kept confidential by the Company and shall be disclosed to a director, officer or employee of the Company only to the extent that the disclosure is necessary for the said director's, officer's or employee's as the case may be, performance of his duties. Said information shall not be disclosed to any third parties, including but not limited to the general public and the press, except with the prior written approval of the Board, provided that the Board shall not unreasonably withhold approval and the Company shall ensure that any such party provides or enters into a non-disclosure agreement with the Company prior to any such disclosure. Notwithstanding the generality of the foregoing, the Company may release said information, on a strictly confidential and need to know basis, to auditors, tax consultants and legal advisors as may be necessary for the purposes of obtaining professional advice PROVIDED the Company ensures that such third parties are first informed of, and acknowledge in writing, the confidential nature of the disclosed information. The Company may also release the said information to the Inland Revenue Authority of Singapore (IRAS) where the release is made pursuant to a statutory obligation owed to IRAS. For the avoidance of doubt, the existence of the Term Loan Facility shall be regarded as a term and condition of the Finance Documents for the purpose of this clause. Furthermore, as a subsidiary of a publicly traded company in the US, the Company may disclose this Agreement and the existence, terms and conditions of this Agreement to the extent necessary, as reasonably determined by the Company, for the Company’s parent company to be in compliance with regulatory requirements with the US Securities and Exchange Commission.

IN WITNESS WHEREOF this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

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Arcturus Manufacturing Support Agreement (exe)

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

The Company

ARCTURUS THERAPEUTICS, INC

Address:	10628 Science Center Drive, Suite 250
San Diego, CA 92121

Attention:Joseph E. Payne, President & CEO

Email:[***]

with a copy to:

Address:	10628 Science Center Drive, Suite 250
San Diego, CA 92121

Attention:Lance Kurata, Chief Legal Officer

Email:[***]

By: /s/ Joseph Payne____________

Name: Joseph Payne

Title: President, Chief Executive Officer

Arcturus Manufacturing Support Agreement (exe)

The Board

ECONOMIC DEVELOPMENT BOARD

Address:	250 North Bridge Road
#28-00 Raffles City Tower
Singapore 179101

Attention:Wan Yee GOH

Email:[***]

By: /s Authorized Signatory ________

Name: Authorized Signatory

Title: Authorized Signatory

Arcturus Manufacturing Support Agreement (exe)